Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 23, 2021 relating to the financial statements of Neoleukin Therapeutics, Inc. appearing in the Annual Report on Form 10-K of Neoleukin Therapeutics, Inc. for the year ended December 31, 2020.

/s/ Deloitte & Touche LLP

Seattle, Washington

March 25, 2021